Exhibit 5.3

April 3, 2015

PartnerRe Capital Trust II
PartnerRe Capital Trust III
c/o PartnerRe U.S. Corporation
One Greenwich Plaza
Greenwich, CT 06830-6352

Re:	PartnerRe Capital Trusts II and III

Ladies and Gentlemen:

We have acted as special Delaware counsel for PartnerRe Capital Trust II and PartnerRe Capital Trust III, each a Delaware statutory trust (each, a “Trust” and collectively, the “Trusts”), in connection with the matters set forth herein.  At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)
The Trust Agreement for each of the Trusts, each dated as of December 11, 2001, by and between PartnerRe Finance II Inc., a Delaware corporation, as depositor (the “Depositor”) and the trustees named therein, each as amended and restated by an Amended and Restated Trust Agreement No. 1, each dated as of March 27, 2009 (as so amended, the “Original Trust Agreements”);

(b)
A certified copy of the Certificate of Trust for each of the Trusts, each as filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 11, 2001, each as amended by a Certificate of Amendment to Certificate of Trust, each as filed on March 27, 2009 with the Secretary of State (as so amended, the “Certificates of Trust”);

(c)
The Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”), relating to, among other securities,  the Preferred Securities of each Trust representing preferred undivided beneficial ownership interests in the assets of each Trust, filed by the Depositor and the Trusts with the Securities and Exchange Commission (the “Commission”) on or about April 3, 2015;

(d)
A form of Amended and Restated Trust Agreement for each Trust filed as an exhibit to the Registration Statement (collectively, the “Trust Agreements”), among the depositor named therein, the trustees named therein and the holders, from time to time, of the undivided beneficial ownership interests in the assets of such Trust, which, when executed and delivered, will amend and restate the applicable Original Trust Agreement; and

(e)	A Certificate of Good Standing for each Trust, each dated April 2, 2015, obtained from the Secretary of State.

PartnerRe Capital Trust II
PartnerRe Capital Trust III
April 3, 2015

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreements.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that each Original Trust Agreement is in full force and effect and constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of each Trust, and that each Certificate of Trust is in full force and effect and has not been amended, (ii) that, at the time the Preferred Securities are issued by each Trust, the applicable Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the applicable Trust, that the applicable Certificate of Trust will be in full force and effect and will not be amended and that the applicable Trust Agreement will be in full force and effect and will be executed in substantially the form reviewed by us, (iii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iv) the legal capacity of natural persons who are parties to the documents examined by us, (v) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vii) the receipt by each Person to whom Preferred Securities are to be issued by the Trusts (collectively, the “Preferred Security Holders”) of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreements and the Registration Statement, and (viii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreements and the Registration Statement.  We have not participated in the preparation of the Registration Statement or Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.  Each Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2.  The Preferred Securities of each Trust have been duly authorized by each Trust Agreement and, when executed and delivered to and paid for by the purchasers thereof in accordance with the applicable Trust Agreement and the Registration Statement, will be duly and validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and non-assessable undivided beneficial interests in the assets of the applicable Trust.

3.      The Preferred Security Holders, as beneficial owners of the Trusts, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

PartnerRe Capital Trust II
PartnerRe Capital Trust III
April 3, 2015

 We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In addition, we hereby consent to the reference to us as local counsel under the heading “Legal Opinions” in the Prospectus.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

DKD/JWP/AMS